Exhibit (a)(1)(PP)
BECKMAN COULTER, INC.
May 16, 2007
BY FACSIMILE: (858) 695-9853
Biosite Incorporated
9975 Summers Ridge Road
San Diego, CA 92121
Attention: David B. Berger, Vice President, Legal Affairs
Dear David:
Reference is made to that certain Agreement and Plan of Merger dated as of March 24, 2007, among Beckman Coulter, Inc. (“Beckman”), Louisiana Acquisition Sub, Inc. (“Purchaser”), and Biosite Incorporated (“Biosite”), as amended by that certain Amendment to Agreement and Plan of Merger dated as of May 1, 2007 (as amended, the “Merger Agreement”). Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to such terms in the Merger Agreement.
Each of Beckman and Purchaser hereby:
1.	waives the following provisions of the Merger Agreement in connection with the offer from Inverness Medical Innovations, Inc. (“Inverness”) contemplated by that certain letter from Inverness to Biosite dated May 14, 2007, as such offer may be amended or supplemented in a manner that is not adverse to Biosite (such offer, as so amended or supplemented, the “Inverness Offer”): (a) Section 5.3(c)(ii); (b) Section 7.1(f)(iii); and (c) the last sentence of Section 5.2(b);

2.	agrees that it will not make an offer of the type contemplated by Section 7.1(f)(iv) of the Merger Agreement in connection with the Inverness Offer prior to the termination of the Merger Agreement pursuant to and in accordance with Biosite’s agreement below;

3.	waives the requirement contained in clause “(4)” of the second proviso of Section 5.2(a) of the Merger Agreement with respect to information provided to Inverness and its Representatives beginning on the date of this letter and ending at 11:59 p.m., Pacific Daylight Time, on Friday, May 18, 2007.
Biosite hereby agrees that it will take sufficient actions necessary to terminate the Merger Agreement and pay the Termination Fee prior to 12:00 p.m. Pacific Daylight Time on May 17, 2007.
Sincerely,

/s/ Arnold A. Pinkston	/s/ Arnold A. Pinkston

Arnold A. Pinkston	Arnold A. Pinkston
Senior Vice President, General Counsel and	Secretary
Secretary	Louisiana Acquisition Sub, Inc.
Beckman Coulter, Inc.

Accepted and agreed:	Biosite Incorporated
/s/ Chris Twomey
By: Chris Twomey
	Title:	Senior VP Finance, CFO

cc:	Kim D. Blickenstaff, Biosite Incorporated Fred Muto, Esq., Cooley Godward Kronish LLP